The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation and Subsidiaries Recognize Promotions and Appointments
•Debbink and Soloria added to subsidiary boards
•Soloria named chief investment officer

Cincinnati, January 30, 2023 – Cincinnati Financial Corporation (Nasdaq: CINF) announced today that on January 27, 2023, its U.S. subsidiary companies held their regular shareholder and board meetings, re-electing incumbent directors and corporate officers. In addition:

•Dirk J. Debbink, lead director, was appointed to the property casualty and life insurance subsidiary boards, joining the executive and investment committees. He was also appointed to the investment committee of the Cincinnati Financial board.
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•Steven A. Soloria, CFA, CPCU, senior vice president, was promoted to chief investment officer and named an executive officer and director of the property casualty and life insurance subsidiaries.

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address: Street Address:
P.O. Box 145496 6200 South Gilmore Road
Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141

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